UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 1, 2018

HAWAIIAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, Suite G-350
Honolulu, HI 96819
(Address of principal executive offices, including zip code)

(808) 835-3700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01    Entry into a Material Definitive Agreement.

On October 1, 2018, Hawaiian Airlines, Inc. (“Hawaiian”), a Delaware corporation and wholly-owned subsidiary of Hawaiian Holdings, Inc. (the “Registrant”), entered into a definitive agreement (the “Agreement”) with General Electric Company and GE Engine Services Distribution, LLC for the selection of GEnx engines to power its fleet of Boeing 787-9 aircraft to be delivered starting in 2021. The Agreement provides for the purchase of twenty (20) GEnx engines, the right to purchase an additional twenty (20) GEnx engines and the purchase of a number of spare engines.  On October 1, 2018, Hawaiian also entered into a flight hour agreement (the “FHA”) with GE Engine Services, LLC for the maintenance of the aforementioned GEnx engines for an initial term of ten (10) years with an option to extend for an additional six (6) years.  Including engines at the list price and the expected maximum maintenance costs over the term of the FHA, the Agreement and the FHA together have a total value of approximately $1.7 billion, if all purchase rights and the option to extend the FHA are exercised.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Agreement and the FHA which the Registrant intends to subsequently file with the Securities and Exchange Commission. The Registrant also intends to seek confidential treatment of certain terms of the Agreement and the FHA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN HOLDINGS, INC.

Date: October 5, 2018	By:	/s/ Aaron J. Alter
Name: Aaron J. Alter Title: Executive Vice President, Chief Legal Officer and Corporate Secretary